UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NextPlat Corp
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NextPlat Corp

3250 Mary St., Suite 410

Coconut Grove, FL 33133

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2025

The Board of Directors (the “Board”) of NextPlat Corp, a Nevada corporation (the “Company”), is filing and making this Proxy Statement Supplement available to the Company’s stockholders in connection with the solicitation by the Board of proxies to be voted at the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 25, 2025. The information in this Proxy Statement Supplement modifies and supplements some of the information included in our proxy statement for the Annual Meeting (the “Proxy Statement”).

Charles M. Fernandez, our Executive Chairman and Chief Executive Officer and a nominee for re-election to our Board, died unexpectedly on May 24, 2025. As a result, Mr. Fernandez is no longer standing for re-election as a director. The Board does not plan to nominate a substitute candidate to stand for election as a director of the Company to fill the vacancy at the Annual Meeting. The Board may appoint a new director to the Board to fill the vacancy following the Annual Meeting in accordance with the Company’s Bylaws.

The other agenda items presented in the Proxy Statement are not affected by this Proxy Statement Supplement.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on June 25, 2025.

Electronic copies of the Notice of Annual Stockholder Meeting, our Proxy Statement (as amended and supplemented to date) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”) are available online at www.proxyvote.com.